Exhibit 99

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L. G. White
President and CEO
Phone: 908/206-3700

TRANSTECHNOLOGY REPORTS REVISED EBITDA TARGET AND REFINANCING TERMS

Union, New Jersey, November 8, 2004 – TransTechnology Corporation (NYSE:TT) reported today that it had lowered its fiscal 2005 target for earnings before interest, taxes, depreciation and amortization (“EBITDA”) from the previously announced $14.0 million to $11.2 million. The reduction in the target is primarily attributable to lower than anticipated gross margins in the overhaul and repair operation of the company’s Breeze-Eastern division and greater than estimated costs associated with the investigation by the United States Attorney’s office of that operation.

Robert L. G. White, President and Chief Executive Officer of the company, said, “As we have stated previously, we have implemented changes in our operating procedures and added personnel to our overhaul and repair operations as a result of the internal process and procedures review that we conducted following the commencement of the United States Attorney’s office investigation. The additional levels of verification and documentation that we instituted and the resultant production inefficiencies have produced higher than planned labor and material costs. In July, we expressed our belief that we would recover from these inefficiencies during the balance of the fiscal year. While we have made much progress in this regard since the first quarter, it became clear to us as we completed the October reporting period that we would not recover from the financial impact of these changes as quickly as we had originally expected. As a result, although we remain on target for achieving our fiscal 2005 sales target of $64 million, we have reduced the fiscal year second half gross margin target for our repair and overhaul operation and held it constant with that reported in the first half, without further improvement. This has resulted in the lowered EBITDA target for fiscal 2005 stated above. Our management team remains focused on achieving improvements to our overhaul and repair gross margin as quickly as

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possible without diminution of the quality or integrity of our products and processes.”

Mr. White continued, “An additional factor in revising our EBITDA target is that approximately 75% of the $1.0 million fiscal 2005 budget for legal and professional costs associated with the United States Attorney’s investigation had been spent during the first half of the fiscal year. In looking forward to the remainder of the fiscal year, we have assumed the same level of spending and have therefore raised our estimate of these costs by $600,000 for the second half.”

Joseph F. Spanier, Vice President and Chief Financial Officer of the company, said, “As a result of this revision to our EBITDA target, we have agreed to make certain changes to the terms of our proposed refinancing. Under the revised terms of the new credit facility (which is based on the Prime Rate), our current 19.5% blended cost of debt will decrease to approximately 12.7% compared to the 11.3% we had previously expected. Based upon outstanding debt of $60.3 million at the end of our second quarter of fiscal 2005 that ended September 26th, the lower rates of the new facility, as revised, will save us approximately $4.1 million in annual interest costs, or $.39 per diluted share. Under the terms of the revised agreements, the blended cost of debt will fall to approximately 11.5% if we achieve our EBITDA target for fiscal year 2006.”

Mr. Spanier continued, “As we have previously stated, upon the closing of the refinancing, we will recognize a non-recurring, pre-tax charge in the third quarter of $2.2 million, or $.20 per diluted share, in connection with the write-off of fees and costs associated with the retirement of the old debt. Costs associated with the refinancing and new debt are estimated at $2.0 million and will be capitalized and expensed over the term of the new financing. We expect the revised financing to be completed this week.”

TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks and weapons-lifting systems. The company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $64.6 million in the fiscal year ended March 31, 2004.

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the company also discloses EBITDA (earnings before interest, taxes, depreciation and amortization) which is a non-GAAP measure. Management believes that providing this additional information is useful to investors, as it provides more direct information regarding the company’s ability to meet debt service requirements and so that investors may better assess and understand the company’s underlying operating

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performance. The company does not intend for the additional information to be considered in isolation or as a substitute for GAAP measures.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.

The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.

Any number of factors could affect future operations and results, including, without limitation, the results of audits and inquiries into the Company’s business practices; the Company’s ability to satisfy the listing requirements of the NYSE or any other national exchange on which its shares are or will be listed or otherwise provide a trading venue for its shares; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; interest rate trends; capital requirements; competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; the Company’s ability to complete the refinancing of its senior and subordinated credit facilities on terms and conditions acceptable to the Company; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and on the Form 10-Q for the first quarter ended June 27, 2004.

The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

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